EXHIBIT 10.4

October 15, 2004

James N. Contardi

610 Boardwalk Avenue

Southlake, TX 76092

Dear James,

We are pleased to confirm in writing the terms of your employment in the position of Senior Vice President, Worldwide Sales of Entrust, Inc. ( “Entrust”), reporting in the Dallas office, to Bill Conner. Your salary on an annualized basis will be $240,000.00 US, which will be paid biweekly. Your salary and performance will be subject to review on an annual basis. The responsibilities of this position have been reviewed with you. However, should you have any questions, please contact Bill Conner at 972-713-5810.

Your annual sales incentive potential is100% of base salary at 100% achievement of individual management objectives and Entrust revenue targets, which will be set forth in a sales incentive plan which Entrust will provide to you. This incentive program is in the discretion of Entrust and may be amended or discounted at any time. In spite of the foregoing, you will in any event receive this sales incentive at 100% of base salary irrespective of achievement on account of the time period between the Commencement Date and December 31, 2004 (prorated for such period).

Additionally, you will be granted an incentive stock option award to purchase 200,000 shares of common stock of Entrust. This award is subject to the terms and conditions of a Stock Option Agreement that must be executed by you and the terms and conditions of the applicable Entrust, Inc. Stock Option Plan. Both of these documents will be provided to you in due course. The strike price for this award will be equal to the fair market value of the common stock at close of business on your commencement date, which will be October 18, 2004 (“Commencement Date”). The vesting conditions that will be outlined in your Entrust Stock Option Agreement will include the following:

(i) this option will become exercisable as to 25% of the original number of shares on the Commencement Date; and

(ii) after the first anniversary of the Commencement Date this option will become exercisable as to an additional 1/36th of the remaining number of shares on that day of the month for each of the next 36 months after such first anniversary.

Additionally, you will receive 25,000 shares of common stock, $0.01 par value per share, of Entrust. This award is subject to the terms and conditions of a Restricted Stock Agreement to be executed by you and Entrust’s Amended and Restated 1996 Stock Incentive Plan. Both of these documents will be provided to you in due course. The vesting conditions that will be outlined in your Entrust Restricted Stock Agreement will include the following:

(a) The Restricted Shares shall vest as to 25% of the original number of shares on the first anniversary of the Commencement Date, provided that you remain an active employee of Entrust as of each such relevant vesting date.

(b) The Restricted Shares shall vest as to 1/36th of the original number of shares on that day of the month for each of the next 36 months after such first anniversary, provided that you remain an active employee of Entrust as of each such relevant vesting date.

As an officer of Entrust, both of the aforementioned grants will be subject to acceleration upon certain acquisition events as set forth in the governing option and restricted stock agreements. Also, you will be covered by any director and officer insurance plan maintained by Entrust.

Your vacation is set at 20 business days per annum, which will accrue on a per pay period basis. All vacation benefits are subject to Entrust’s Paid Time-Off Policy for North America, as amended from time to time by Entrust.

A summary of the benefit plan is enclosed. These benefits may be modified, reduced, or discontinued by Entrust at any time.

We believe that your abilities and our needs are compatible and that your acceptance of this offer will prove mutually beneficial. However, it is understood and agreed that your employment is terminable at the will of either party and is not an employment agreement for a year or any other specified term. This means that your terms and conditions of employment, including but not limited to termination, demotion, promotion, transfer, compensation, benefits, duties and location of work may be changed with or without cause, for any or no reason, and with or without notice. Your status as an at-will employee cannot be changed by any statement, promise, policy, course of conduct, in writing or manual except through a written agreement signed by the CEO of Entrust.

You will be eligible to the severance benefits set forth in the enclosed Executive Severance Agreement.

Entrust will cover your actual relocation expenses for the shipping of personal goods and from the United Kingdom to the Dallas area, to a maximum re-imbursement of $20,000.00 US. In addition, Entrust will cover five airline tickets (one for each family member) to fly from the United Kingdom to the Dallas area.

You are also required to sign and return the enclosed Confidentiality, Non-Solicitation, Non-Competition, and Code Of Conduct Agreement, a copy of which is enclosed with this letter.

You will be entitled to travel business class for all international travel in accordance with Entrust Corporate Policy Update Travel, Living and Entertainment Expenses.

Also, please assist Entrust by completing the employment application (included in offer package) and providing documentation to establish your identity and eligibility for employment as required under the Immigration Reform and Control Act of 1986, which is required of all employees. Please review the enclosed “List of Acceptable Documents”, and provide the appropriate ones to Human Resources as soon as possible.

Please assist Entrust by completing the pre-employment background investigation, which is required of all employees. The authorization form should be completed and faxed, as soon as possible, to OccuScreen at 877-464-5656. Upon your request, we will identify any consumer reporting agency involved in this process so that you may, if you wish, seek access to its records as provided under the relevant statute.

Finally, please also provide or confirm your social security number and date of birth. This will facilitate your enrollment on our payroll and employee benefit programs.

The laws of the State of the State of Texas shall govern the terms of this letter.

To confirm these terms governing your employment with Entrust, please sign and return the original of this letter along with the following enclosed agreements:

•	Executive Confidentiality, Non-Solicitation, Non-Competition, Intellectual Property Rights and Code of Conduct Agreement; and

•	Executive Severance Agreement.

Otherwise, if you have any questions or concerns, please contact Laura Owen at 972-713-5933 to discuss.

Sincerely,

/s/ F. William Conner

Bill Conner

Chairman of the Board and Chief Executive Officer of Entrust, Inc.

I have read, understood, and therefore, accept this offer of employment, as set forth above.

Signature: /s/ James N. Contardi     Date: 15 October 2004

SS#: :

Date of Birth:

Telephone:

Attachments:

Executive Severance Agreement.

Executive Confidentiality, Non-Solicitation, Non-Competition, Intellectual Property Rights and Code of Conduct Agreement

Background Information Authorization

Benefit Plan Summary

Code of Business Conduct

Policy on Information Security and Use of Corporate Systems

Entrust Information Classification and Use Policy

Harassment Policy

Entrust, Inc. Insider Trading & Securities Policy

I-9 Form (Employment Identification & Verification)

W-4 Form (U.S. Federal Tax Withholding)

Direct Deposit

Application Form

Paid Time-Off Policy for North America